Exhibit 10.3

FINAL EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

GERON CORPORATION for

A Method for Detecting the Differentiation of Multipotential Human Embryonic Stem Cells to Glial-Restricted Progenitor Cells that Generate Pure Populations of Oligodendrocytes for Remyelination and Treatment of Spinal Cord Injury

UC Case No. 2002-338-1

FINAL EXECUTION COPY

UC Case No. 2002-338-1
Geron Reference No. 3611

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement ("Agreement") is made effective this 20th day of February, 2003, ("Effective Date"), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 ("The Regents"), and Geron Corporation, a Delaware corporation, having a principal place of business at 230 Constitution Drive, Menlo Park, California 94025 ("Licensee").

BACKGROUND

A. Certain inventions, generally characterized as A Method for Detecting the Differentiation of Multipotential Human Embryonic Stem Cells to Glial-Restricted Progenitor Cells that Generate Pure Populations of Oligodendrocytes for Remyelination and Treatment of Spinal Cord Injury and set forth more specifically under the Regents' Patent Rights (as defined below) (collectively "Inventions"), were made in the course of research conducted at the University of California, Irvine by Drs. Hans A. Keirstead and Gabriel Nistor under the Sponsored Research Agreement (as defined below) and are covered by Regents' Patent Rights as defined below.

B.    The Licensee entered into a Sponsored Research Agreement dated August 24, 2001 with the Regents (the "Sponsored Research Agreement"), which Sponsored Research Agreement has been renewed, as of the Effective Date, for an additional period of one year.

C.    Under the Sponsored Research Agreement, the Regents granted to Licensee certain license rights to the Inventions, and Licensee wishes to confirm such license rights for the commercial development, use and sale of certain products from the Invention, in accordance with the terms and conditions set forth herein.

D.   The scope of such license rights granted by The Regents is intended to extend to the full scope of the patents and patent applications in Regents' Patent Rights.

E.   Licensee wishes to obtain rights from The Regents for the commercial development, making, having made, use, sale, having sold and exporting of certain products, services and methods from the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public.

F.   Licensee is a "small business firm" as defined in 15 U.S.C. § 632.

G.  Both parties recognize and agree that royalties are payable under this Agreement with respect to products, services and methods covered by either pending patent applications or issued patents, in accordance with the terms and conditions set forth herein.

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In view of the foregoing, the parties agree:

DEFINITIONS

1.1 "Affiliate" means any corporation or other business entity: (i) in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; or (ii) which owns, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors of the Licensee; or (iii) which is under common ownership or control with Licensee to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. Notwithstanding the foregoing, in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which Licensee owns or controls, or is owned or controlled by, or is under common ownership or control with, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2    "Attributed Income" means the total gross proceeds received by Licensee from a Sublicensee that is not an Affiliate or a Joint Venture, including, without limitation, any Royalties, license fees, maintenance fees, and milestone payments, whether consisting of cash or any other form of consideration received by Licensee from such a Sublicensee. Notwithstanding the foregoing, Attributed Income shall not include proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in Licensee, except to the extent the payment for such equity exceeds its market value; (iii) reimbursements of patent prosecution and maintenance expenses; (iv) reimbursement of manufacturing costs incurred by Licensee with respect to any cell line covered under the Regents' Patent Rights on behalf of any Sublicensee; (v) reimbursement for the cost of research and/or development services provided on the basis of full-time equivalent ("FTE") efforts of personnel at or below Licensee's standard FTE rates, and (vi) reimbursements of any associated supplies, equipment, travel and other out-of-pocket expenses actually incurred by Licensee in connection with research and/or development services provided by such personnel.

1.3    "Customer" means any individual or entity that receives Licensed Products or Licensed Services, provided however, that Licensee and any Affiliate, Joint Venture or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Services for its own end-use and not for resale.

1.4    "Field of Use" means (a) biological research, (b) drug screening and (c) human therapy.

1.5    "Final Sale" means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product, Licensed Method and/or a Licensed Service to a Customer. A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to a Licensed Product to a Customer, (b) the provision of an invoice for (i) the shipment of a Licensed Product to a Customer, or (ii) the provision of a Licensed Service to a Customer, or (c) payment by the Customer for Licensed Products, Licensed Methods or Licensed Services.

1.6    "FTE" is defined in Paragraph 1.2 ("Attributed Income").

1.7    "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Licensee or an Affiliate to commercially develop, manufacture, have manufactured use, purchase, sell, have sold, export or acquire Licensed Products, Licensed Methods or Licensed Services for, to or from Licensee or an Affiliate.

1.8    "Licensed Method" means any process, art or method that is practiced or used in a particular country, where such practice or use would infringe, but for the license rights hereunder, a Valid Claim in such country.

1.9    "Licensed Product" means any Product that is made, used, sold, or imported in or into a particular country, where such making, use, sale or import would infringe, but for the license rights hereunder, a Valid Claim in such country.

1.10  "Licensed Service(s)" means any service provided for consideration (whether in cash or any other form) by Licensee or any Affiliate, Joint Venture, or Sublicensee, when such service involves the use of a Licensed Product or involves the practice of a Licensed Method.

1.11    "Licensed Technology" means the Licensed Methods, Licensed Products and Licensed Services, collectively.

1.12   "Net Sales" means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products, Licensed Methods or Licensed Services by Licensee or by any Affiliate or Joint Venture to Customers, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged): (a) cash, trade or quantity discounts actually granted to Customers; (b) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); (c) transportation charges, including insurance to the extent actually paid by the Customer; and allowances or credits to Customers because of rejections or returns. Where a Final Sale is made by Licensee to any Affiliate, Joint Venture or Sublicensee, or by any Affiliate or Joint Venture to Licensee, then Net Sales shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms length transaction for such Licensed Products or Licensed Services. If a Licensed Product is sold as part of a unit, system, package or combination of products or active ingredients (a "Combination Product"), the Net Sales for purposes of calculating the royalty shall be calculated by multiplying the net sales of the Combination Product by the fraction A/B where "A" is the Net Sales of the Licensed Product when sold separately and "B" is the Net Sales of the Combination Product. If the foregoing calculation cannot be made because either (x) the Licensed Product or the other product(s) or active ingredients in the Combination Product are not sold separately or (y) such separate market prices are not established, the Net Sales of such Combination Product shall be negotiated in good faith by the Regents and Licensee.

1.13 "Product" means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.14 "Regents' Patent Rights" means The Regents' interest in the following subject matter:

UC Case Number	U.S. Application Number or 1 U.S. Patent Number	Filing or Issue Date
2002-338-1	60/396,382	July 11, 2002

Regents' Patent Rights shall further include The Regents' interest in any continuing applications of the foregoing including divisions and substitutions and continuation-in- part applications (only to the extent, however, that claims in the continuation-in-part applications are supported in the specification and entitled to the priority filing date of the parent patent applications); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.15  "Royalties" means earned royalties due to (a) The Regents under this Agreement from Licensee and/or any Affiliate or Joint Venture or (b) Licensee as a result of the Final Sale by any Sublicensee that is not an Affiliate or a Joint Venture.

1.16  "Sponsored Research Agreement" means the sponsored research agreement number GC- 29615 by and between Licensee and The Regents dated effective August 24, 2001.

1.17  "Sublicensee" means (i) any person or entity (including any Affiliate or Joint Venture) to which Licensee sublicenses any of the rights granted to Licensee hereunder and (ii) any person or entity that has an agreement, arrangement or other relationship with Licensee, any Affiliate, any Joint Venture or any person or entity described in (i) above for the research or development of Licensed Products and who is granted the right to sell or otherwise dispose of Licensed Products in connection with, or as a result of, an agreement, arrangement or other relationship with Licensee, any Affiliate, any Joint Venture or any person or entity described in (i) above.

1.18   "Sublicense Fee" is defined in Paragraph 6.0.

1.19  "Valid Claim" means any claim of (a) an issued, unexpired patent within the Regents' Patent Rights, but excluding any claim that has been (i) withdrawn, cancelled, disclaimed or waived, or (ii) held invalid or unenforceable by a court of competent jurisdiction in a decision that can no longer be appealed; or (b) a pending patent application within the Regents' Patent Rights, which claim has not been abandoned or finally rejected by the United States Patent and Trademark Office (USPTO), or any analogous foreign administrative entity, in a decision that can no longer be appealed or otherwise challenged.

2.     LIFE OF PATENT EXCLUSIVE GRANT

2.1   Subject to the limitations and other terms and conditions set forth in this Agreement, The Regents grants to Licensee a world-wide license, including the right to grant sublicenses in accordance with Article 3 (Sublicenses) hereof, under its rights in and to Regents' Patent Rights to make, have made, use, sell, have sold, offer to sell and import the Licensed Technology within the Field of Use, to the extent permitted by law.

2.2   Except as otherwise provided in this Agreement, the license granted under Regents' Patent Rights in Paragraph 2.1 is exclusive for the life of the Agreement.

2.3  The license granted in Paragraphs 2.1 and 2.2 is limited to the Field of Use. Licensee has no license under this Agreement outside the Field of Use.

2.4 Educational and Research Use.

2.4.1        The Regents reserves and retains the right (and the rights granted to Licensee in this Agreement shall be limited accordingly) to make, use, and practice the Invention and any technology relating to the Invention and to make and use any Products and to practice any process that is the subject of the Regents' Patent Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results arising from such sponsored research conducted for or on behalf of such commercial entities (subject to the terms of any such sponsored research agreement).

2.4.2        In connection with permitting any educational or non-profit institution (including, without limitation, campuses of the UC System) to practice Regents' Patent Rights for educational and research purposes, the Regents, acting through the Director and Senior Licensing Officer of the Office of Technology Alliances of the University of California at Irvine, will exercise reasonable efforts to notify such educational or nonprofit institution in writing of Licensee's exclusive rights hereunder. For the avoidance of doubt, in no event shall the Regents grant, expressly or impliedly, to any person or entity (except as expressly permitted in Section 2.4.1) any rights under Regents' Patent Rights to make, have made, use, sell, have sold, offer to sell and import the Licensed Technology within the Field of Use.

2.4.3      For purposes of this Section 2.4, "educational and research purposes" exclude (i) human clinical research unless the purpose of the research is substantially of a research or educational character;(ii) the performance of human diagnostic or human therapeutic services unless the purpose of the research is substantially of a research or educational character; (iii) the performance of contract services for third parties in return for consideration; (iv) the creation, production, manufacture, sale or offer for sale of a product or process intended for sale or other commercial purpose; and (v) any other activity directed to the commercialization of the Licensed Technology.

3.       SUBLICENSES

3.1    The Regents also grants to Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to Licensee hereunder, as long as Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee, whether the sublicense is from the Licensee, Affiliates, Joint Venture, or a Sublicensee, must be subject to a written sublicense agreement. To the extent applicable, all sublicenses, whether the sublicense is from the Licensee, Affiliates, Joint Venture, or a Sublicensee, must include all of the terms, conditions, obligations and other restrictions of this Agreement that protect or benefit The Regents' (and, if applicable, the U.S. Government and other sponsors) rights and interests. For the avoidance of doubt, Affiliates and Joint Ventures stand unlicensed unless such Affiliates and Joint Ventures are granted a sublicense.

3.2    Licensee shall promptly provide The Regents with a copy of each sublicense issued, make reasonable efforts to collect all revenues due to Licensee from Sublicensees, and summarize and deliver all reports due The Regents from Sublicensees.

3.3    Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense. The Regents shall not be bound to any duties under an assigned sublicense beyond The Regents' duties under this Agreement.

4.       PAYMENT TERMS

4.1    All Royalties on Net Sales are due to The Regents upon Final Sale by Licensee and/or its Affiliates and/or Joint Venture, and shall be paid to the Regents on a quarterly basis as set forth in Paragraph 4.2 hereof. Revenue Share Payments (as defined by Article 6 (Payments on Sublicenses), below) with respect to any Attributed Income shall be due to The Regents within thirty (30) days of the date that such Attributed Income is due to Licensee, and shall be paid to the Regents on a quarterly basis as set forth in Paragraph 4.2 hereof.

4.2    Licensee shall pay to The Regents all Royalties and Revenue Share Payments quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for Royalties and Revenue Share Payments accrued within Licensee's most recently completed calendar quarter. Payments by Licensee under this Paragraph 4.2 shall be accompanied by Royalty and Revenue Share Payment reports as set forth in Paragraph 9.5 hereof.

4.3    All monies due The Regents shall be paid in U.S. dollars by check payable to "The Regents of the University of California" or by wire transfer to an account designated by The Regents, which information will be provided promptly to Licensee by the Regents upon Licensee's request. Licensee is responsible for all bank or other transfer charges. When Net Sales are in currencies other than U.S. dollars, Licensee shall first determine the Royalties in such currency and then convert the amount into equivalent U.S. dollars, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

4.4    Royalties earned on sales occurring in any country outside the U.S. and sublicense fees may not be reduced by any taxes, fees or other charges imposed by the government of such country on the payment of such income. Notwithstanding the foregoing, Licensee shall be entitled to deduct all payments made by Licensee in fulfillment of The Regents' tax liability in any particular country from Royalties or Revenue Share Payments due The Regents for that country with respect to Licensee's next quarterly payment.

4.5    (a) Royalties on Net Sales and (b) Revenue Share Payments shall be payable on Licensed Technology covered by Valid Claims. Royalties and Revenue Share Payments will accrue in each country for the duration of Regents' Patent Rights in that country. For the avoidance of doubt, if any patent or Valid Claim within Regents' Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay Royalties based on that patent or Valid Claim or any claim patentably indistinct therefrom will cease as of the date of final decision. Licensee will not, however, be relieved from paying any Royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision.

4.6    In the event payments, rebillings or fees are not received by The Regents when due, Licensee shall pay to The Regents interest charges at the lower of: (a) ten percent (10%) per annum or (b) the highest amount allowable by law. Subject to the Notice and Cure Period set forth in Article 12 (Termination by The Regents), below, unless past-due sums are paid by Licensee within the Cure Period interest shall calculated from the date payment was due until actually received by The Regents.

5.       LICENSE ISSUE FEE

Licensee shall pay to The Regents a one-time license issue fee of fifteen thousand dollars ($15,000) within ten (10) business days of the Effective Date. This fee is nonrefundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments hereunder.

6.        PAYMENTS ON SUBLICENSES

Licensee shall pay to The Regents seven and one-half percent (7.5%) of all Attributed Income ("Revenue Share Payment"). Such Revenue Share Payment shall be nonrefundable and non-creditable.

7.        EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1    Licensee shall pay to The Regents an earned royalty of one percent (1%) of the Net Sales of Licensed Technology by Licensee or any Affiliate or Joint Venture.

7.2    In the event it becomes necessary for Licensee to license any patent or other intellectual property rights owned or controlled by a third party in order for Licensee to make, have made, use or sell, have sold, offer to sell or import Licensed Technology or to otherwise exercise Licensee's rights under this Agreement ("Third Party Intellectual Property"), then Licensee shall be entitled to deduct fifty percent (50%) of any payment due to such third party under such license with respect to such Third Party Intellectual Property from the Royalties payable to The Regents under Paragraph 7.1 above and the Revenue Share Payments payable to The Regents under Article 6 (Payments on Sublicenses), provided, however, that in no event shall the total amount of such deduction by Licensee exceed fifty percent (50%) of the total amounts due to the Regents under Paragraph 7.1 and Article 6 (Payments on Sublicenses). Any such deduction shall be made by Licensee in the calendar quarter as to which payments are due to The Regents corresponding to the calendar quarter in which payments are due to the third party with respect to such Third Party Intellectual Property.

7.3    Licensee shall pay to The Regents a minimum annual royalty of five thousand dollars ($5,000) for the life of Regents' Patent Rights, beginning with the year in which the first Final Sale occurs. The minimum annual royalty will be paid to The Regents by February 28 of each year following the year in which the first Final Sale occurs, and will be credited against the earned royalty due for the calendar year in which the minimum payment was made.

8.       DILIGENCE

8.1  Licensee and/or its Sublicensees, promptly upon execution of this Agreement, shall diligently proceed with, or engage others to proceed with, the research, development, manufacture, marketing and/or sale of Licensed Products, and shall earnestly and diligently endeavor to market the same within a reasonable period of time after execution of this Agreement, with the goal of making Licensed Products commercially available as rapidly as reasonably possible and in quantities sufficient to meet market demands. For the avoidance of doubt, research and development of the Licensed Technology conducted on Licensee's or its Sublicensee's behalf under appropriate research or other agreements, or pursuant to such agreements (including, without limitation, the Sponsored Research Agreement and any extensions, amendments or renewals thereof), shall satisfy the diligence obligation under this Agreement.

8.2  If Licensee ceases to conduct or have conducted activities that satisfy the diligence obligations set forth in Section 8.1 above for a period of more than two (2) consecutive years, then The Regents shall have the right and option to give written notice to Licensee of its intent to reduce Licensee's exclusive license under this Agreement to a nonexclusive license. If Licensee fails to commence or otherwise conduct or have conducted research, development, manufacture, marketing and/or sale of Licensed Technology within sixty (60) days after receipt of The Regents' notice of intent to reduce Licensee's exclusive rights to non-exclusive pursuant to the preceding sentence, The Regents may reduce the exclusive license granted to Licensee to a nonexclusive license, subject to Article 25 (Non-Binding Dispute Resolution). This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Life of Patent Exclusive Grant). If Licensee fails to commence or otherwise conduct or have conducted research, development, manufacture, marketing and/or sale of the Licensed Technology for a period of more than three (3) consecutive years after the effective date of any such reduction of Licensee's exclusive license rights to non-exclusive, then The Regents shall have the right and option to give written notice to Licensee of its intent to terminate this Agreement. If Licensee fails to commence or otherwise conduct or have conducted substantive research, development, manufacture, marketing and/or sale of Licensed Technology within sixty (60) days after receipt of The Regents' notice of intent to terminate pursuant to the preceding sentence, The Regents may terminate this Agreement pursuant to Article 12 (Termination By The Regents), and subject to Article 25 (Non- Binding Dispute Resolution).

8.3 Notwithstanding the foregoing Sections 8.1 or 8.2, either of the following shall be sufficient (but not necessary) to satisfy Licensee's or its Sublicensees' diligence obligations under this Agreement:

(a)	Continuing to fund the Sponsored Research Agreement and any extensions, amendments or renewals thereof; or

(b)	Licensee and/or its Sublicensees spending at least $2,400,000 in the aggregate over a period of eight (8) years ("Minimum Spending Requirement") for research, development, manufacture, marketing and/or sale of Licensed Products (including, without limitation, direct and indirect expenditures on development and/or implementation of methods for making, qualifying, and scaling up undifferentiated human embryonic stem cells as source material for Licensed Products). Decision-making with respect to any amounts to be spent on a year-to-year basis shall be at the sole discretion of Licensee or its Sublicensees, provided that the aggregate total amount spent by License and/or its Sublicensees meets the Minimum Spending Requirement.

(c)	If Licensee or its Sublicensees choose to rely upon Section 8.3(b) to satisfy the diligence obligations set forth under this Article 8, then upon expiration of the eight (8) year period set forth in Section 8.3(b), Licensee and/or its Sublicensees shall report to The Regents whether the Minimum Spending Requirement has been met. If the Minimum Spending Requirement has not been met, Licensee or its Sublicensees shall report to The Regents the amount by which Licensee's and/or its Sublicensees' spending fell below the Minimum Spending Requirement (the "Spending Shortfall"), and The Regents shall have the right and option to give written notice to Licensee of its intent to reduce Licensee's exclusive license to a non-exclusive license. Upon receipt of such written notice, Licensee and/or its Sublicensees shall have the right, for a period of sixty (60) days thereafter, to submit to The Regents a detailed development plan demonstrating Licensee's and/or its Sublicensees' intent to commence or otherwise conduct or have conducted research, development, manufacture, marketing and/or sale of Licensed Technology at a spending rate equal to the sum of the Spending Shortfall plus the amount of the Minimum Spending Requirement allocated evenly, from year-to-year, over the next eight (8) year period (the "Annual Spending Minimum"). If Licensee and/or its Sublicensees fail to submit such a development plan, or if, within twelve (12) months after providing such development plan to The Regents, Licensee and/or its Sublicensees have not met the Annual Spending Minimum, the Regents will be entitled, upon prior written notice to Licensee, to reduce the exclusive rights granted to Licensee to a non-exclusive license. If, for a period of an additional twelve (12) months after reduction of Licensee's rights to non-exclusive pursuant to the preceding sentence, Licensee and/or its Sublicensees have not met the Annual Spending Minimum, The Regents may terminate this Agreement pursuant to Article 12.

8.4 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of the Licensed Technology, when appropriate given the stage of Licensee's efforts to research, develop, manufacture, market and/or sell Licensed Technology but in any event prior to the first Final Sale, and shall use substantive efforts to fill the market demand for Licensed Technology following commencement of marketing at any time during the exclusive period of this Agreement.

9. PROGRESS AND ROYALTY REPORTS

9.1    Beginning December 31, 2003, and annually thereafter, Licensee shall submit to The Regents a written progress report covering Licensee's (and any Affiliate's, Joint Venture's, or Sublicensee's) activities related to (a) the research and development and testing of all Licensed Product and Licensed Services, (b) Licensee's efforts, if any, to obtain the governmental approvals necessary for the manufacture, use and sale of the Licensed Technology in accordance with Paragraph 8.4, above, and (c) the activities required and undertaken in order to meet the diligence requirements set forth in Article 8 above. Annual progress reports are required until the first Final Sale of a Licensed Product or Licensed Service occurs in the U.S. and shall be again required if commercial sales of Licensed Products or Licensed Services are suspended or discontinued. Reports submitted by Licensee under this Article 9 (Progress and Royalty Reports) shall be considered Confidential Information in accordance with Article 30 (Secrecy) hereof.

9.2    Progress reports submitted under Paragraph 9.1 shall include, but are not limited to the following topics, to the extent applicable given the stage of Licensee's research, development, manufacture and/or sales efforts:

9.2.1	summary of work completed;
9.2.2	key scientific discoveries;
9.2.3	summary of work in progress;
9.2.4	current schedule of anticipated events or milestones;
9.2.5	market plans for introduction of Licensed Product; and
9.2.6	a summary of resources spent in the reporting period.

Information in addition to that set forth in Paragraphs 9.2.1-9.2.6, above, may be submitted at Licensee's discretion.

9.3    Licensee has a continuing responsibility, in response to The Regents' request, to keep The Regents informed of the small business entity status (as defined by the USPTO) of itself or any Affiliates or Joint Ventures. Licensee will exercise best efforts to keep The Regents informed of the small business entity status (as defined by the USPTO) of any Sublicensees other than Affiliates or Joint Ventures.

9.4     Licensee shall report to The Regents the date of first Final Sale by Licensee and/or its Affiliates or Joint Venture of a Licensed Product in each country in its first progress and/or royalty reports following such first Final Sale of a Licensed Product. To the extent known to Licensee, Licensee will inform The Regents the date of first Final Sale by a Sublicensee.

9.5     Licensee shall submit quarterly Royalty and Revenue Share Payment reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year following the first Final Sale of a Licensed Product. Each Royalty and Revenue Share Payment report will cover Licensee's most recently completed calendar quarter and will show:

9.5.1	the gross sales and Net Sales and any Attributed Income due to Licensee during the most recently completed calendar quarter;
9.5.2	the number of each type of Licensed Product and Licensed Service sold;
9.5.3	the country in which the Licensed Technology was made, used or sold;
9.5.4	the Royalties and Revenue Share Payment, in U.S. dollars, payable with respect to Net Sales and Attributed Income, respectively;
9.5.5	the method used to calculate the Royalties and Revenue Share Payment; and
9.5.6	the exchange rates used, if any;
9.5.7	any other information determined by Licensee to be reasonably necessary to confirm Licensee's calculation of its royalty obligations hereunder.

Royalty and Revenue Share Payment reports submitted by Licensee under this Paragraph 9.5 shall be deemed Licensee's Confidential Information under Article 30 (Secrecy), except that The Regents shall be permitted to disclose, in confidence, the detailed amounts paid by Licensee under this Agreement, in royalty-share distribution calculations provided to its campuses and to the inventors. Total amounts received by The Regents hereunder shall not be deemed "Confidential Information."

9.6   If, for any reporting period after the first Final Sale of a Licensed Product, Licensee has no Net Sales and no Attributed Income is due to Licensee during such reporting period, then a statement to this effect is required.

10.	BOOKS AND RECORDS

10.1     Licensee shall keep accurate books and records showing all Net Sales and Attributed Income, Revenues and Royalty Share Payments, and other amounts payable hereunder and all sublicenses granted under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the reporting period to which they pertain.

10.2     Licensee's books and records pertaining to Net Sales, Attributed Income, Royalties and Revenue Share Payments must be open to inspection, in confidence, no more than twice annually, by an independent certified public accountant selected by The Regents and representatives or agents of The Regents at reasonable times during normal business hours and with prior written notice to Licensee, during the term of this Agreement and for at least five (5) years thereafter. The Regents shall bear the fees and expenses of examination but if an error in Royalties of more than five percent (5%) of the total Royalties due for any year is discovered in any examination, then Licensee shall bear the fees and expenses of that examination. Any underpayment shall be paid within thirty (30) days after receipt by The Regents and Licensee of the report submitted by such certified public accountant. Any overpayment by Licensee shall be credited toward Licensee's next Royalty and/or Revenue Share Payments due under this Agreement, irrespective of whether such Royalty and/or Revenue Share Payment is due in the next quarter or in a subsequent quarter, or if no such payments are expected to become due under this Agreement, shall be reimbursed to Licensee within a reasonable period, not to exceed ninety (90) days, after determination of such overpayment by the certified public accountant selected by The Regents.

11.	LIFE OF THE AGREEMENT

11.1     Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date until the date of expiration of the last-to-expire Valid Claim of the Regents' Patent Rights; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

11.2      Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 10	Books and Records
Article 14	Disposition of Licensed Product on Hand Upon Termination

Article 15	Use of Names and Trademarks
Article 20	Indemnification
Article 24	Failure to Perform
Article 30	Secrecy

12.	TERMINATION BY THE REGENTS

If Licensee fails to perform or violates any term of this Agreement, then The Regents may give written notice of default ("Notice of Default") to Licensee. If Licensee fails to repair the default within sixty (60) days after receipt by Licensee of the Notice of Default (the "Cure Period"), then The Regents may terminate this Agreement and its licenses by a second written notice ("Notice of Termination"). Notwithstanding the foregoing, with respect to the diligence obligations set forth in Article 8 (Diligence), The Regents' remedies shall be as set forth in Article 8. If a Notice of Termination is sent to Licensee, then this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 21 (Notices).

13.	TERMINATION BY LICENSEE

13.1     Licensee has the right at any time to terminate this Agreement with or without cause, in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 21 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of such notice.

13.2     Any termination under the above Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination, nor shall any such termination rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination After termination by The Regent or Licensee, Licensee shall be permitted to dispose of Licensed Products and perform Licensed Services in accordance with Article 14 (Disposition of Licensed Product On Hand Upon Termination); provided, however, that Royalties shall be payable by Licensee hereunder for Products that were Licensed Products at the time such Products were made, regardless of whether such Products are still Licensed Products when used, sold or imported thereafter in accordance with the terms of Article 14 (Disposition of Licensed Products On Hand Upon Termination).

14.	DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

Upon termination of this Agreement, within a period of one hundred and twenty (120) days following termination, Licensee is entitled to (i) dispose of all Licensed Products made, generated or produced, in whole or in part, prior to the effective date of such termination, but Licensee shall not be entitled to make, generate or produce any additional Licensed Products and (ii) provide Licensed Services contracted prior to the effective date of such termination, provided that the sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Royalties, Revenue Share Payments and any other payments therefore required under this Agreement.

15.	USE OF NAMES AND TRADEMARKS

15.1        Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California in any advertising, publicity or other promotional activities is prohibited, except by mutual written consent of the parties.

15.2        The terms and conditions of this Agreement shall be considered Confidential Information of the parties in accordance with Article 30 (Secrecy) hereof. Notwithstanding the foregoing, The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall require that the recipient does not disclose such terms and conditions to others. If a third party inquires whether a license to Regents' Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant to such third party (i.e., the exclusive nature of the license grant, and the Field of Use), but will not disclose the name of Licensee or any other terms or conditions of this Agreement. If The Regents is required to release information under governmental requirements such as the California Public Records Act, a regulatory requirement, a contractual requirement, an audit requirement or other requirements of law, The Regents will provide prior written notice to Licensee and work with Licensee to redact material that can be withheld from disclosure to the extent permitted by law. Licensee may disclose the terms and conditions of this Agreement if one of the following conditions is satisfied:

(a)	the disclosure is required by applicable securities laws or by the laws applicable to the regulatory approval of Licensed Technology;

(b)	the disclosure is made to a third party for a proposed or consummated business transaction or relationship; provided that the third party agrees to maintain the information as confidential; or

(c)	the disclosure is made to a third party for a public or private equity or other financing or corporate transaction such as a public offering, merger, acquisition, consolidation or asset transfer and the third party agrees to maintain such information as confidential. Any other disclosure of the existence of or terms and conditions of this Agreement by Licensee or The Regents shall require written agreement of the parties, which shall not be unreasonably withheld.

16.	LIMITED WARRANTY

16.1        The Regents represents and warrants to Licensee that (a) it has the lawful right to grant this license and (b) as of the Effective Date, based upon the knowledge of the Director and Senior Licensing Officer of the Office of Technology Alliances of the University of California at Irvine after reasonable review and diligence, its entry into this Agreement does not violate any agreements or obligations The Regents may have to any other person or entity.

16.2        This license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCT, LICENSED SERVICE OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3        IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, LICENSED PRODUCT, LICENSED SERVICE OR LICENSED METHOD.

16.4	This Agreement does not:

16.4.1	express or imply a warranty or representation as to the validity or scope of any of Regents' Patent Rights;
16.4.2	express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;
16.4.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 19 (Patent Infringement);
16.4.4	confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regents' Patent Rights; or
16.4.5	obligate The Regents to furnish any know-how not provided in Regents' Patent Rights.

17.	PATENT PROSECUTION AND MAINTENANCE

17.1     As long as Licensee has paid patent costs as provided for in this Article 17 (Patent Prosecution and Maintenance), The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Regents' Patent Rights using counsel of its choice, subject to the approval of the Licensee, which approval shall not be unreasonably withheld. The Regents shall propose at least three (3) choices of patent prosecution counsel to Licensee. If Licensee rejects three (3) of The Regents' choices of patent prosecution counsel, then The Regents may appoint a patent prosecution counsel without Licensee's consent. Unless otherwise agreed by the parties or requested by Licensee or The Regents, the parties agree to continue to utilize the services of Ms. Carol Francis in connection with prosecution and maintenance matters related to the Regents' Patent Rights. In the event Ms. Francis is no longer available or upon Licensee's or The Regents' request, the parties will use the method set forth in this Paragraph 17.1 to identify mutually acceptable alternative counsel.

17.2        The Regents shall provide Licensee with copies of any patent applications within the Regents' Patent Rights, and all relevant documentation related thereto (including a copy of all written communications from the USPTO) promptly, and in any event within thirty (30) days after receipt thereof so that Licensee may be informed of the continuing prosecution. The parties will continue to cooperate in prosecution and maintenance matters related to Regents' Patent Rights. Licensee agrees to keep documentation provided to Licensee under this Section 17.2 confidential. The Regents' counsel will take instructions only from The Regents and all patents and patent applications under this Agreement will be assigned solely to The Regents, to the extent of The Regents' ownership interest therein and as provided by any agreements between The Regents and the inventors. Notwithstanding the foregoing, Licensee shall have the right to review and comment upon all applications and communications with the USPTO prior to submission. Licensee's comments shall be considered in good faith by The Regents and shall be incorporated unless determined by The Regents to be inconsistent with the public benefit. The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the products and services contemplated to be sold under this Agreement.

17.3       The Regents will request that The Regents' patent prosecution counsel notify Licensee at least ninety (90) days in advance of the date upon which any application for extension of the term of any patent included within the Regents' Patent Rights must be filed, and inform Licensee of the basis upon which such application for extension may be warranted. If Licensee is not notified of the date upon which such application for extension of the patent term must by filed, Licensee shall not be liable for any failure by Licensee to file an application for extension thereof. If Licensee concurs with The Regents with respect to the propriety of such application for extension, Licensee shall apply for an extension of the term of any patent included within Regents' Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith, at The Regents expense.

17.4        If either party (in the case of The Regents, the Licensing Officer responsible for administration of this Agreement) receives written notice pertaining to infringement or potential infringement of any issued patent included within Regents' Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then that party shall notify the other party within ten (10) business days after receipt of notice of infringement.

17.5        Licensee shall bear the costs of preparing, filing, prosecuting and maintaining all patents included within the Regents' Patent Rights. Costs billed by The Regents' counsel will be rebilled to Licensee and are due within thirty (30) days after Licensee's receipt of an invoice therefor from The Regents. These costs include patent prosecution costs for the Regents' Patent Rights incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations with respect to Regents' Patent Rights. In order to reduce these costs, The Regents will consider, in good faith, giving Licensee the opportunity to perform such activities, using Licensee's in-house patent counsel. Notwithstanding the foregoing, nothing herein shall (a) preclude The Regents from obtaining such services from patent prosecution counsel other than Licensee's in-house patent counsel, or (b) require Licensee to undertake such activities on behalf of The Regents. Patent prosecution costs incurred prior to the Effective Date of this Agreement in the amount of $5,168.57 will be due within thirty (30) days after Licensee's receipt of an invoice therefor from The Regents.

17.6        Licensee may request The Regents to obtain patent protection in foreign countries if available and if it so desires. The Regents will request that the Regents' patent prosecution counsel notify Licensee in writing at least ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith, and Licensee shall notify The Regents whether it wishes to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

17.7        Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent within the Regents' Patent Rights upon three (3) months' written notice to The Regents. The Regents will use its reasonable efforts to curtail patent costs when a notice of termination is received from Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain application(s) or patent(s), unless cured by Licensee within sixty (60) days after receipt by Licensee of notice of failure to pay from The Regents. 17.8 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 17 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement. Notwithstanding the foregoing, The Regents will not license such patent applications or resultant patents to any third party without first offering Licensee the opportunity to include such patents within the Regents' Patent Rights under this Agreement and subject to the terms and conditions of this Agreement, in consideration of Licensee's payment of any patent costs incurred by The Regents to file, prosecute or maintain such patent application or resultant patents.

18.	PATENT MARKING
Licensee shall mark all Licensed Product made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

19.	PATENT INFRINGEMENT

19.1        If Licensee learns of the infringement of any patent within Regents' Patent Rights, then Licensee shall call The Regents' attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their reasonable efforts in cooperation with each other to terminate infringement without litigation.

19.2        Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights, Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within ninety (90) days following the date of request, then The Regents has the right to:

(a)    commence suit on its own account; or
(b)    refuse to participate in the suit, and

The Regents shall give notice of its election in writing to Licensee by the end of the one- hundredth (100th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If, however, Licensee elects to bring suit in accordance with this Paragraph 19.2, then The Regents may thereafter join that suit at its own expense. Licensee agrees not to bring suit for patent infringement without following the procedures of this Paragraph, and both parties agree to be bound by an order of a court issued as a result of a suit brought under this Paragraph as to any findings concerning patent infringement, patent infringement issues and patent infringement defenses raised through a suit under this Paragraph.

19.3        Legal action, as is decided on, will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and Licensee will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

19.4        Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

20.	INDEMNIFICATION

20.1        Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees and agents, the UC Biotechnology Strategic Targets for Alliances in Research Project (BioSTAR) and the inventors of the patents and patent applications under Regents' Patent Rights and their employers (collectively, "Indemnified Parties") against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising out of exercise of this license. This indemnification includes, but is not limited to, any product liability.

20.2        Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows or an equivalent program of self-insurance.

20.3        Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

-	Each Occurrence $1,000,000
-
Products/Completed Operations Aggregate $1,000,000 (increasing to $5,000,000 to be effective at the time of initiation of a human clinical trial sponsored by Licensee or its Sublicensees for the Licensed Technology)

-	Personal and Advertising Injury $1,000,000 General
-	Aggregate (commercial form only) $1,000,000

The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Not more than once annually, Licensee shall furnish The Regents with certificates of insurance showing compliance with all of the foregoing requirements. Certificates must:

-	Indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above.
-
Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

20.4     The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 20 (Indemnification). Licensee shall have the right to defend against, settle or compromise such claim or suit, and The Regents shall cooperate, and shall use reasonable efforts to cause any Indemnified Party to cooperate fully with Licensee, at Licensee's sole cost and expense, in any defense, settlement or compromise of such claim or suit. The Regents shall not enter into, and shall use reasonable efforts to prevent any Indemnified Party from entering into, any settlement agreement or other voluntary resolution of any such claim or suit without obtaining the Licensee's prior written consent, which consent will not be unreasonably withheld. The Regents does not guarantee its ability to control University of California faculty members, and will not be responsible if such a faculty member fails so to cooperate or enters into such an agreement in spite of The Regents reasonable efforts. Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 20 (Indemnification). Licensee shall not admit liability or wrongdoing on the part of an Indemnified Party without the written consent of The Regents, which consent shall not be unreasonably withheld.

21.	NOTICES

21.1    Any notice or payment required to be given to either party under this Agreement shall be in writing and shall be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

(a)	on the date of delivery if delivered in person;
(b)	on the date of mailing if mailed by first-class certified mail, postage paid; or
(c)	on the date of mailing if mailed by any global express carrier service that requires recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Geron Corporation
230 Constitution Drive
Menlo Park, California 94025
Attention: Director, Corporate Development
Telephone: (650) 473-7700
Facsimile: (650)566-7181

In the case of The Regents:	Office of Technology Transfer
1111 Franklin Street, 5th Floor
Oakland, CA 94607-5200
Attention: Executive Director
Research Administration and
Technology Transfer
RE: UC Case No. 2002-338-1

22.	ASSIGNABILITY

This Agreement may be assigned by The Regents, but shall not be assigned by Licensee without the prior written consent of The Regents, which consent will not be unreasonably withheld, except as part of a sale or transfer, by way of merger, acquisition or otherwise, of all or substantially all of the business assets of Licensee (or all of the business assets of Licensee related to the Licensed Technology). Except as permitted hereby, any attempted assignment by Licensee without the written consent of The Regents will be null and void.

23.	NO WAIVER

No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default. A suspension of duty under this Agreement due to force majeure shall not be for a period longer than one (1) year.

24.	FAILURE TO PERFORM
If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25.	NON-BINDING DISPUTE RESOLUTION

Should any dispute arise under or related to this Agreement between The Regents and Licensee (other than a dispute involving a claim for injunctive or equitable relief), The Regents and Licensee, through appropriately senior persons, shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within sixty (60) days after request by either party for such meeting, subsequent to the time the dispute arises. If no resolution is reached through such face-to-face negotiations, both parties shall be free to seek any other remedy available by law.

26.	GOVERNING LAWS

THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAWS OR TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent or patent application within Regents' Patent Rights will be governed by the applicable laws of the country of the patent or patent application. Venue for disputes between the parties regarding this Agreement will be within California.

27.	PREFERENCE FOR U.S. INDUSTRY

Because this Agreement grants the exclusive right to use or sell the Licensed Technology and for as long as such exclusive rights are retained by Licensee, Licensee agrees to make commercially reasonable efforts to ensure that any Licensed Products to be sold in the U.S. will be manufactured substantially in the U.S. to the extent that manufacturing capacity and capability is available within the U.S. The parties hereby acknowledge and agree that the Licensed Technology, as defined hereunder, is not subject to the terms and conditions of the Bayh-Dole Act. To the extent, in any written amendment or modification of this Agreement which may be entered by the parties, additional technology is exclusively licensed to Licensee which is subject to the terms and conditions of the Bayh-Dole Act, Licensee agrees to ensure that any licensed products developed using such licensed technology will be manufactured substantially in the U.S., unless otherwise agreed in writing by the parties.

28.	GOVERNMENT APPROVAL OR REGISTRATION

Licensee shall notify The Regents if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of- pocket costs associated with such reporting or approval process.

29.	EXPORT CONTROL LAWS

Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

30.	SECRECY

30.1        With regard to confidential information ("Confidential Information"), which can be oral or written or both, received by Licensee from The Regents regarding the Licensed Technology, or received by The Regents regarding the performance by Licensee of its obligations or exercise of its rights under this Agreement (including without limitation, the Reports submitted by License under Paragraph 9 hereof, Licensee and The Regents agree, respectively:

30.1.1	not to use the Confidential Information except for the sole purpose of performing its obligations or exercising its rights under the terms of this Agreement;
30.1.2	to safeguard Confidential Information against disclosure to or by others with the same degree of care as it exercises with its own data of a similar nature;
30.1.3	not to disclose Confidential Information to others except as necessary to perform its obligations or exercise its rights under this Agreement and then only to its employees, agents, consultants, or third parties who are bound by a like obligation of confidentiality without the express written permission of The Regents or Licensee, which permission shall not be unreasonably withheld.

30.2        Notwithstanding the foregoing Paragraph 30.1:

30.2.1	Licensee's and The Regents' rights to use and disclose data, information, research results and research records arising or developed under the Sponsored Research Agreement and any extensions or renewals thereof shall continue to be governed by the terms and conditions of Article 7 of the Sponsored Research Agreement; and
30.2.2	Neither Licensee nor The Regents shall be prevented from using or disclosing any of the information that:

30.2.2.1	Licensee or The Regents can demonstrate by written records was known to it prior to disclosure hereunder by the other party;
30.2.2.2	is now or becomes in the future, public knowledge other than through wrongful acts or omissions of Licensee or The Regents; or
30.2.2.3	is lawfully obtained by Licensee or The Regents from sources independent of The Regents or Licensee, respectively;
30.2.2.4	is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency (subject to the terms set forth in Section 15.2 with respect thereto); and/or
30.2.2.5	is developed independently by Licensee or The Regents without use of any Confidential Information received from the other party hereunder.

30.3     The secrecy obligations of Licensee and The Regents with respect to Confidential Information will continue for a period ending five (5) years from receipt of such Confidential Information under this Agreement.

30.2     Upon any expiration or termination of this Agreement, Licensee and The Regents must destroy or return to the other party any Confidential Information in its possession within thirty (30) days following the effective date of such termination or expiration. However, each party may retain one copy of Confidential Information solely for archival purposes, provided that such Confidential Information is subject to the confidentiality provisions set forth in this Article 30 (Secrecy). Within sixty (60) days following any expiration or termination of this Agreement, each party must provide the other party with a written notice that Confidential Information has been returned or destroyed.

31.	MISCELLANEOUS

31.1      The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31.2     This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

31.3        No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

31.4        This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

31.5        In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

31.6        None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer on, any person other than the parties and the respective successors or permitted assigns of the parties, any rights or remedies.

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

GERON CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By :	/s/ Melissa A. Kelly	By :	/s/ David G. Schetter
(Signature)		(Signature)

Name:	Melissa A. Kelly	Name:	David G. Schetter

Title:	Vice President, Corporate	Title:	Assistant Vice Chancellor
	Development, and General Manager,		Research & Technology Alliances
R&D Technologies

Date:	February 4, 2003	Date:	2-20-03

Approved as to legal form:	P. Martin Simpson Jr.
	P. Martin Simpson Jr.	Date: 2-19-2003
University Counsel
Office of General Counsel

FIRST AMENDMENT TO LICENSE AGREEMENT
BETWEEN
GERON CORPORATION
AND
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

This First Amendment ("First Amendment") to License Agreement Control No. 2003-04- 0484 ("Agreement") between Geron Corporation ("GERON") and The Regents of the University of California ("THE REGENTS"), is effective as of this 7th day of September, 2004.

WHEREAS, GERON and THE REGENTS entered into the Agreement effective as of February 20, 2003, covering certain inventions developed by THE REGENTS as identified therein;

WHEREAS, GERON and THE REGENTS now desire to revise, add and clarify certain terms and provisions of the Agreement as set forth herein;

NOW THEREFORE, GERON and THE REGENTS amend the Agreement as follows:

(I)  DELETE: Section 1.14

(II) REPLACE: the above deleted section with the following Section 1.14:

1.14 "Regents' Patent Rights" means The Regents' interest in the following subject matter:

Regents' Patent Rights shall further include The Regents' interest in any continuing applications of the foregoing including divisions and substitutions and continuation-in- part applications (only to the extent, however, that claims in the continuation-in-part applications are supported in the specification and entitled to the priority filing date of the parent patent applications); any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents. Notwithstanding anything to the contrary herein, Regents' Patent Rights as defined herein shall also include any patentable invention that (a) is dominated by one or more of the patent claims disclosed in UC Case Nos. as set forth in this Section 1.14 and (b) that is conceived and reduced to practice during the course of performing the research work under the Sponsored Research Agreement dated

UC Case Number	U.S. Application Number or U.S. Patent Number	Filing or Issue Date
2002-338-1	60/395,382	July 11, 2002
2002-338-2	10/406,817	April 4, 2003
2002-338-2	PCT/IB03/03539	July 11, 2003
2003-338-3	10/661,105	September 12, 2003

2nd Amendment to LA - Geron Corporation	U.C. AGREEMENT CONTROL NUMBER 2003-04-0484C	Page 1 of 2

(III) All other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment.

GERON CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Bill Stempel	By:	/s/ David Schetter
	(Signature)		(Signature)

Name:	Bill Stempel	Name:	David Schetter
	(Please Print)		(Please Print)

Title:	General Counsel	Title:	Assistant Vice Chancellor
	(Please Print)		(Please Print)

Date:	9/7/04	Date:	9/22/04

2nd Amendment to LA - Geron Corporation	Page 2 of 2